As Filed with the Securities and Exchange Commission on April 29, 2005

Registration No.: 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

LIMELIGHT MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0441338
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8000 Centerview Parkway
Suite 115
Memphis, TN	38018
(Address of Principal Executive Offices)	(Zip Code)

CONSULTING AGREEMENT
(Full Title of the Plan)

David V. Lott
Chief Executive Officer
8000 Centerview Parkway
Suite 115
Memphis, TN 38018
(Name and Address of Agent for Service)

(901) 757-0195
(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Eric M. Hellige, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022
(212) 421-4100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	11,769,932	$0.07	$823,895.24	$96.97

________________

*	All the securities registered hereby are issuable under the Plan.

**
Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act of 1933, upon the basis of the closing price per share of the registrant’s common stock as reported on the Over the Counter Bulletin Board market on April 28, 2005.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

   The following documents are hereby incorporated by reference in this Registration Statement:

(1)
The description of the common stock of Limelight Media Group, Inc. (the “Company”) contained in the Company’s Registration Statement on Form 10SB12G, filed with the Securities and Exchange Commission on January 25, 2000, including any amendment or report filed for the purpose of updating such information;

(2)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed on April 15, 2005; and

(3)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

Article IX of the Company’s bylaws provide for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he or his testator or interstate representative is or was a director, officer or employee of the Company, or of any company which he served as such at the request of the Company, shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding or in connection with any appeal therein that such officer, director, or employee was liable for gross negligence or misconduct in the performance of his duties.

Article IX of the Company’s bylaws further provides that the determination of the amount of any such indemnification shall be made by the Company’s Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Consulting Agreement, dated March 20, 2005, by and among the Company, Alan Hirsch and Joseph Maida.

5.1	Opinion of Pryor Cashman Sherman & Flynn LLP (regarding validity of common stock being registered).

23.1	Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1).

23.2	Consent of L.L. Bradford & Company, LLC.

Item 9.	Undertakings.

        The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on the Company’s behalf by the undersigned, thereunto duly authorized, in Memphis, Tennessee on this 29th day of April, 2005.

By:	/s/ David V. Lott
David V. Lott
Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David V. Lott, his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David V. Lott	Director	April 29, 2005
/s/ Philip A. Worack	Director	April 29, 2005
/s/ Kirk Krajewski	Director	April 29, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Consulting Agreement, dated March 20, 2005, by and among the Company, Alan Hirsch and Joseph Maida.

5.1	Opinion of Pryor Cashman Sherman & Flynn LLP (regarding validity of common stock being registered).

23.1	Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1).

23.2	Consent of L.L. Bradford & Company, LLC.